Midway Executes Asset Purchase agreement

for the Sale of its 30% Interest In Spring Valley

DENVER, CO – December 1, 2015– Midway Gold Corp.’s subsidiaries, Midway Gold US Inc. and Nevada Talon, LLC (collectively, the “Company” or “Midway”), executed an asset purchase agreement (the “Asset Purchase Agreement”) to sell its 30% interest in the Spring Valley project and certain other assets to Solidus Resources, LLC, an indirect, wholly-owned subsidiary of Waterton Precious Metals Fund II Cayman, LP (“Waterton”), for US$25 million.  As announced on November 12, 2015, the parties previously reached an agreement in principle for the sale of the Company’s 30% interest in the Spring Valley project and Waterton also announced that it will be acquiring the remaining 70% interest in the Spring Valley project from Barrick Gold Exploration Inc. in a separate transaction.  The parties have executed the Asset Purchase Agreement to finalize the terms and conditions of the sale, which is subject to approval by the United States Bankruptcy Court for the District of Colorado (the “Court”), where the Company filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code on June 22, 2015.  The Company will file a motion with the Court requesting authorization of the transaction.

Additional information and other materials related to the restructuring, including documents filed with the Court regarding the matters referenced above, are available at http://dm.epiq11.com/MidwayGold.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about potential outcomes in the Chapter 11 case filed in the United States Bankruptcy Court for the District of Colorado (the “Court”), whether the Asset Purchase Agreement will be approved by the Court, whether the transaction for the sale of the Company’s 30% interest in the Spring Valley project will close and other statements, estimates and expectations. Forward-looking statements are typically identified by words such as: “plan", "expect", "anticipate", "intend", "estimate", “budgeted” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results, modelling, engineering and other analysis; risk of inaccurate estimation of gold resources and reserves; the possibility that the estimated recovery rates and grades may not be achieved as modelled or projected; the possibility that capital and operating costs may be higher than currently estimated and may render operations uneconomic; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; inherent, unanticipated and unknown risks associated with production activities; the possibility that required permits may not be obtained on a timely manner or at all; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.  Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

About Midway

Midway is an exploration and mining company in North America, with mineral properties located in Nevada and Washington. On June 22, 2015, Midway, and certain of its subsidiaries and affiliates, including, Midway Gold US Inc., filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Colorado. Additional information and other materials related to the restructuring, including documents filed with the Court, are available at http://dm.epiq11.com/MidwayGold.

About Waterton

Waterton is a leading mining-focused private equity firm dedicated to developing high quality precious and base metals projects located in stable jurisdictions. Waterton’s cross-functional, fully-integrated, in-house team of professionals have significant mining, financial and legal expertise. Waterton’s proactive approach to asset management, significant sector knowledge and ability to leverage extensive industry relationships has resulted in a strong track record of managing investments in the metals sector. Additional information about Waterton is available online at www.watertonglobal.com.

For More Information on Midway, Contact:

Midway Gold Corp.

Investor Relations: 720-979-0900

www.midwaygold.com

For More Information on Waterton, Contact:

Investors:

Waterton Precious Metals Fund II Cayman, LP

Cheryl Brandon - Partner, Investment Management

(416) 504-3500

Media:

Bayfield Strategy, Inc.

Riyaz Lalani

(416) 907-9365 or rlalani@bayfieldstrategy.com